Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Amended and Restated 2000 Equity Incentive Plan of Tech Data Corporation of our reports dated March 28, 2007, with respect to the consolidated financial statements and schedule of Tech Data Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2007, Tech Data Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tech Data Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

June 28, 2007